Exhibit 4.5
SHARE PURCHASE AGREEMENT
BY AND AMONG
QIAO XING UNIVERSAL TELEPHONE, INC.,
CHINA LUXURIANCE JADE COMPANY, LTD.
AND
THE CHINA LUXURIANCE JADE COMPANY, LTD. SOLE SHAREHOLDER
March 24, 2009

TABLE OF CONTENTS

SHARE PURCHASE AGREEMENT	1
WITNESSETH:	1
ARTICLE I	1
Definitions	1
ARTICLE II	5
Transactions; Terms Of Share Purchase; Manner Of Purchase	5
2.1 Purchase Of Shares	5
2.2 Time And Place Of Closing	5
2.3 Effective Time	5
2.4 Delivery Of Shares	5
2.5 Legending Of Securities	6
2.6 Lost, Stolen Or Destroyed Certificates	6
ARTICLE III	6
Representations And Warranties Of The Company	6
3.1 Organization	6
3.2 Authorization; Enforceability	6
3.3 No Violation Or Conflict	7
3.4 Consents Of Governmental Authorities And Others	7
3.5 Conduct Of Business	7
3.6 Litigation	7
3.7 Compliance	7
ARTICLE IV	8
Representations And Warranties Of China Luxuriance and the China Luxuriance Shareholder	8
4.1 Organization	8
4.2 Authorization; Enforceability	8
4.3 No Violation Or Conflict	8
4.4 Consents Of Governmental Authorities And Others	8
4.5 Litigation	9
4.6 Brokers	9
4.7 Compliance	9
4.8 Charter, Bylaws And Corporate Records	9
4.9 Capitalization	9
4.10 Subsidiaries	9
4.11 Rights, Warrants, Options	10
4.12 Conduct Of Business	10
4.13 Taxes	11

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4.14 Environmental Matters	11
4.15 Financial Statements	12
4.16 Absence Of Undisclosed Liabilities	12
4.17 Employment Agreements; Employee Benefit Plans And Employee Payments	12
4.18 Intellectual Property	13
4.19 Properties	13
4.20 Disclosure	13
ARTICLE V	13
Additional Agreements	13
5.1 Survival Of The Representations And Warranties	13
5.2 Investigation	13
5.3 China Luxuriance’s Indemnification	14
5.4 Limitations On China Luxuriance’s Indemnification From the Company	14
5.5 The Company’s Indemnification	14
5.6 Limitations On the Company’s Indemnification	14
5.7 Indemnity Procedures	15
ARTICLE VI	16
Closing; Deliveries; Conditions Precedent	16
6.1 Closing; Effective Date	16
6.2 Deliveries	16
6.3 Conditions Precedent To The Obligations Of China Luxuriance And The China Luxuriance Shareholder	17
6.4 Conditions Precedent To The Obligations Of The Company	18
6.5 Best Efforts	19
ARTICLE VII	19
Covenants	19
7.1 General Confidentiality	19
7.2 General	19
ARTICLE VIII	20
Miscellaneous	20
8.1 Notices	20
8.2 Entire Agreement; Incorporation	21
8.3 Binding Effect	21
8.4 Assignment	21
8.5 Waiver And Amendment	21
8.6 No Third Party Beneficiary	21
8.7 Severability	22

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8.8 Expenses	22
8.9 Headings	22
8.10 Other Remedies; Injunctive Relief	22
8.11 Counterparts	22
8.12 Remedies Exclusive	22
8.13 Governing Law	22
8.14 Jurisdiction And Venue	23
8.15 Participation Of Parties	23
8.16 Further Assurances	23
8.17 Publicity	23
8.18 No Solicitation	23

Exhibits
Exhibit A — The Cooperation Agreements referenced in Section 4.10
Exhibit B — Financial Statements of China Luxuriance referenced in Section 4.15
Exhibit C — Form of Opinion of Counsel of China Luxuriance referenced in Section 6.2 (b)(iv)

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SHARE PURCHASE AGREEMENT
     This SHARE PURCHASE AGREEMENT (the “Agreement”) is dated as of March 24, 2009, by and among Qiao Xing Universal Telephone, Inc., a British Virgin Islands corporation (the “Company”), China Luxuriance Jade Company, Ltd., a British Virgin Islands corporation (collectively with each of its Subsidiaries, “China Luxuriance”), and Rui Lin WU, the sole shareholder of China Luxuriance (the “China Luxuriance Shareholder”).
WITNESSETH:
     WHEREAS, the China Luxuriance Shareholder presently owns 100% of the common stock of China Luxuriance (the “China Luxuriance Shares”); and
     WHEREAS, the Company desires to acquire from the China Luxuriance Shareholder all of the China Luxuriance Shares in exchange (the “Sale”) for the payment by the Company of cash and shares of its common stock on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE I
Definitions
     In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:
     “Affiliate” shall mean with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds ten percent (10%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds ten percent (10%) or more of the equity interests of the other Person, and (c) any director or senior officer of such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     “Agreement” shall mean this Share Purchase Agreement together with all exhibits and schedules referred to herein, which exhibits and schedules are incorporated herein and made a part hereof.

     “Certificates” shall have the meaning set forth in Section 2.4.
     “China Luxuriance Common Stock” shall mean the shares of China Luxuriance’s $0.01 par value per share common stock.
      “China Luxuriance Loss” shall have the meaning set forth in Section 5.3.
     “China Luxuriance Shareholder” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall mean the date that the Closing takes place.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commission” shall mean the United States Securities and Exchange Commission.
     “Company Common Stock” shall mean the shares of the Company’s $.001 par value per share common stock.
      “Company Loss” shall have the meaning set forth in Section 5.5.
     “Confidential Information” means any information concerning the businesses and affairs of China Luxuriance or the Company that is not already generally available to the public.
     “Cooperation Agreements” shall have the meaning set forth in Section 4.10.
     “Effective Time” shall have the meaning set forth in Section 2.3.
     “Environmental Laws” shall have the meaning set forth in Section 4.14.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Financial Statements” shall mean China Luxuriance’s unaudited condensed consolidated balance sheet and profit and loss account as of and for the eleven months ended November 30, 2008.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other Person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor.
     “Indemnified Party” shall have the meaning set forth in Section 5.7.
     “Indemnifying Party” shall have the meaning set forth in Section 5.7.
     “Intellectual Property” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets.
      “Investments” shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person (except for extensions of credit to customers in the ordinary course of business), all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including, but not limited to, arrangements in which (i) the first Person shares profits and losses of the other Person, (ii) any such other Person has the right to obligate or bind the first Person to any third party, or (iii) the first Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other entity.
     “Knowledge” shall mean, in the case of any Person who is an individual, knowledge that a reasonable individual under similar circumstances would have after such reasonable investigation and inquiry as such reasonable individual would under such similar circumstances make, and in the case of China Luxuriance, the knowledge that the China Luxuriance Shareholder would have after such reasonable investigation and inquiry as a senior officer, director, manager or responsible Person would under such similar circumstances make.
     “Law” and “Laws” shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.
     “Liabilities” shall mean any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or Litigation, of which China Luxuriance or the China Luxuriance Shareholder had Knowledge on the Closing Date, whether or not of a kind required by GAAP to be set forth on a financial statement.
     “Litigation” shall mean any actions, suits, investigations, claims or proceedings.
     “Material Adverse Effect” shall mean any event or condition of any character which has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, or business of the Company or China Luxuriance, as applicable.
      “Periodic Reports” shall mean the Forms 20-F, 6-K and other Commission filings required by the Securities Exchange Act of 1934, as amended and Securities Act of 1933, as amended which have been filed by the Company with the Commission for the period beginning on January 1, 2006 and ending at the Closing Date.
     “Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.
     “Sale” shall have the meaning set forth in the recitals.
     “Sale Consideration” shall have the meaning set forth in Section 2.1(a).
     “Sale Documents” shall have the meaning set forth in Section 3.2.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Subsidiary” of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of more than fifty percent (50%), or which may effectively be controlled, directly or indirectly, by such Person.
     “Tax” and “Taxes” shall mean (i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, withholding, severance, occupation, social security, unemployment compensation, alternative minimum, value added, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any governmental or regulatory authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.
     “Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Trademarks” means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature.
     “Trade Secrets” means technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
     The words “hereof”, “herein” and “hereunder” and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.
ARTICLE II
Transactions; Terms of Share Purchase; Manner of Purchase
     2.1 Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below):
     (a) the aggregate sale consideration to be paid by the Company to the China Luxuriance Shareholder for all of the China Luxuriance Common Stock shall be the amount of One Hundred Ten Million U.S. Dollars (US$110,000,000) (the “Sale Consideration”). The Sale Consideration shall be payable to the China Luxuriance Shareholder as follows:
          (i) Thirty Million U.S. Dollars (US$30,000,000 shall be payable to the China Luxuriance Shareholder at the Closing in cash; and
          (ii) Eighty Million U.S. Dollars (US$80,000,000) shall be payable to the China Luxuriance Shareholder at the Closing in the form of Forty Million (40,000,000) restricted shares of Company Common Stock valued at US$2.00 per share.
     (b) The China Luxuriance Shareholder agrees to deliver to the Company all original stock certificates evidencing all of the issued and outstanding shares of China Luxuriance Common Stock, along with appropriately executed transfer documents in favor of the Company, in order to effectively vest in the Company all right, title and interest in and to the China Luxuriance Common Stock free and clear of all liens and encumbrances.
     (c) The Sale shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company and China Luxuriance.
     2.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place no later than at 10:00 a.m., Mountain Time, on April 6, 2009 (the “Closing Date”). The Closing shall be held at the law offices of Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado, 80111, or at such other location, date or time as may be mutually agreed upon by the parties.
     2.3 Effective Time. The Sale and other transactions contemplated by this Agreement shall become effective on the Closing Date (the “Effective Time”).
     2.4 Delivery of Shares. At the Closing, the China Luxuriance Shareholder shall surrender each certificate or certificates which represents shares of China Luxuriance Common Stock immediately prior to the Closing Date (the “Certificates”) and shall at the Effective Time receive in exchange therefor the Sale Consideration. The Company shall not be obligated to deliver the Sale Consideration to which the China Luxuriance Shareholder is entitled as a result of the Sale until he surrenders his Certificate or Certificates as provided in this Section 2.4.

     2.5 Legending of Securities. The certificate for the Company Common Stock to be issued to the China Luxuriance Shareholder as part of the Sale Consideration shall bear substantially the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT, IN THE CIRCUMSTANCES, REQUIRED UNDER THE ACT”.
     2.6 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the China Luxuriance Shareholder (setting forth the number of shares of China Luxuriance Common Stock represented by such lost, stolen or destroyed Certificates), after reasonable investigation by the Company to confirm ownership of such Certificate, which shall be satisfactory to the Company, in the Company’s sole satisfaction, the Company shall pay the China Luxuriance Shareholder the Sale Consideration to which it is entitled. Further, the China Luxuriance Shareholder shall indemnify and hold harmless the Company from and against any and all liability, loss, damage and expense in connection with, or arising out of, such lost, stolen or destroyed Certificate.
ARTICLE III
Representations and Warranties of the Company
     In order to induce China Luxuriance and the China Luxuriance Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, the Company makes the representations and warranties set forth below to China Luxuriance and the China Luxuriance Shareholder.
     3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. The Company is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on the Company.
     3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Company and all other agreements to be executed, delivered and performed by the Company pursuant to this Agreement (collectively, the “Sale Documents”) and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or individual action on the part of the Company. This Agreement and the Sale Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligation of the Company, assuming the due authorization, execution and delivery of this Agreement by China Luxuriance and the China Luxuriance Shareholder, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3.3 No Violation or Conflict. To the Knowledge of the Company, the execution, delivery and performance of this Agreement and the Sale Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby: (a) do not violate or conflict with any provision of law or regulation (whether foreign, federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of the Company’s Memorandum of Association or Articles of Association; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any instrument or agreement to which the Company is a party or by which the Company or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.
     3.4 Consents of Governmental Authorities and Others. To the Knowledge of the Company, other than in connection with the provisions of the Exchange Act and the Securities Act, no consent, approval, order or authorization of, or registration, declaration, qualification or filing with any foreign, federal, state or local governmental or regulatory authority, or any other Person, is required to be made by the Company in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by China Luxuriance and the China Luxuriance Shareholder.
     3.5 Conduct of Business. Except as disclosed in the Periodic Reports, the Company has conducted its business since January 1, 2008 in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Effect on the Company.
     3.6 Litigation. There is no material Litigation pending or, to the Knowledge of the Company, threatened before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting the Company (as plaintiff or defendant) or (b) against the Company relating to the Company Common Stock or the transactions contemplated by this Agreement.
     3.7 Compliance. To the Knowledge of the Company, the Company is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to the Company and its assets and properties. To the Knowledge of the Company, the Company is not subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.

ARTICLE IV
Representations and Warranties of China Luxuriance
and the China Luxuriance Shareholder
     In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, China Luxuriance and the China Luxuriance Shareholder jointly and severally make the representations and warranties set forth below to the Company.
     4.1 Organization. China Luxuriance is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. China Luxuriance is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on China Luxuriance.
     4.2 Authorization; Enforceability. China Luxuriance has the capacity to execute, deliver and perform this Agreement. This Agreement and all other documents executed and delivered by China Luxuriance pursuant to this Agreement have been duly executed and delivered and constitute the legal, valid and binding obligations of China Luxuriance, assuming the due authorization, execution and delivery of this Agreement by the Company, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principals of equity.
     4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the other documents contemplated hereby by China Luxuriance and the China Luxuriance Shareholder, and the consummation by China Luxuriance and the China Luxuriance Shareholder of the transactions contemplated hereby: (a) do not violate or conflict with any provision of law or regulation (whether foreign, federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of China Luxuriance’s Memorandum of Association or Articles of Association; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of China Luxuriance or the China Luxuriance Shareholder pursuant to any instrument or agreement to which China Luxuriance or the China Luxuriance Shareholder is a party or by which China Luxuriance or the China Luxuriance Shareholder or their properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.
     4.4 Consents of Governmental Authorities and Others. No consent, approval or authorization of, or registration, qualification or filing with any foreign, federal, state or local governmental or regulatory authority, or any other Person, is required to be made or obtained by China Luxuriance or the China Luxuriance Shareholder in connection with the execution, delivery or performance of this Agreement by China Luxuriance or the China Luxuriance Shareholder or the consummation by them of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by the Company.
     4.5 Litigation. There is no Litigation pending or threatened before any court or by or before any governmental or regulatory authority or arbitrator (a) affecting China Luxuriance or the China Luxuriance Shareholder (as plaintiff or defendant) or (b) against China Luxuriance relating to the China Luxuriance Common Stock or the transactions contemplated by this Agreement.
     4.6 Brokers. China Luxuriance has not employed any broker or finder, and has not incurred and will not incur, directly or indirectly, any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement or the Sale Documents.
     4.7 Compliance. China Luxuriance is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to China Luxuriance and its assets and properties, except where such noncompliance would not have a Material Adverse Effect on China Luxuriance. To the Knowledge of China Luxuriance, it is not subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.
     4.8 Charter, Bylaws and Corporate Records. The Company has been provided with true, correct and complete copies of (a) the Memorandum of Association of China Luxuriance, as amended and in effect on the date hereof, (b) the Articles of Association of China Luxuriance, as amended and in effect on the date hereof, and (c) the minute books of China Luxuriance (containing all corporate proceedings from the date of incorporation). Such minute books contain accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of China Luxuriance from the date of its incorporation to the date hereof which were memorialized in writing.
     4.9 Capitalization. As of the date of this Agreement, the authorized capital stock of China Luxuriance consists of 5,000,000 shares of China Luxuriance Common Stock. China Luxuriance has issued and outstanding 5,000,000 shares of China Luxuriance Common Stock. The outstanding China Luxuriance Common Stock constitutes one hundred percent (100%) of the issued and outstanding capital stock of China Luxuriance. All of the outstanding China Luxuriance Common Stock is owned by the China Luxuriance Shareholder free and clear of any liens or encumbrances. All of the outstanding China Luxuriance Common Stock have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. There are no dividends which have accrued or been declared but are unpaid on the capital stock of China Luxuriance.
     4.10 Subsidiaries. China Luxuriance does not have any Subsidiaries and Investments except as follows:

     China Luxuriance owns 100% of the equity interests in China Huizhou Taiherui Information Technology Co., Ltd., a PRC registered wholly owned foreign enterprise (“Huizhou Taiherui”), which owns 100% of the equity interests in Zhongtai Mining Company Ltd., a PRC registered domestic company (“Zhongtai Mining”), which has entered into long-term cooperation agreements (the “Cooperation Agreements”) with Haozhou Mining Company Ltd., a PRC registered domestic company (“Haozhou Mining”), pursuant to which Zhongtai Mining has obtained the right to act as the sole sales agency for Haozhou Mining and to receive the expected residual returns of the mining operations of Haozhou Mining. The Cooperation Agreements are attached hereto as Exhibit A.
     4.11 Rights, Warrants, Options. There are no outstanding: (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of China Luxuriance; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of China Luxuriance; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by China Luxuriance of any capital stock or other equity interests of China Luxuriance, or any instruments convertible or exercisable for any such securities or any options, warrants or rights to acquire such securities.
     4.12 Conduct of Business. Since its inception on May 4, 2000, China Luxuriance has conducted its business in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Effect in the condition (financial or otherwise), results of operations, properties, assets, liabilities, or business of China Luxuriance. Since September 28, 2007, China Luxuriance has not amended its Memorandum of Association or Articles of Association; and since its inception on May 4, 2000, (a) except for the issuance of 5,000,000 shares of China Luxuriance Common Stock to the China Luxuriance Shareholder, issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue or sell any such securities; (b) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such capital stock; (c) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, or business; (d) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind; (e) made or committed to make any capital expenditures in excess of US$10,000; (f) become subject to any Guaranty; (g) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any severance package, bonus, pension, profit-sharing or other plan or commitment); (h) except for the Cooperation Agreements, entered into any agreement which would be a material agreement, or amended or terminated any existing material agreement; (i) to the Knowledge of China Luxuriance and the China Luxuriance Shareholder, been named as a party in any Litigation, or become the focus of any investigation by any government or regulatory agency or authority; (j) declared or paid any dividend or other distribution with respect to its capital stock; or (k) to the Knowledge of China Luxuriance and the China Luxuriance

Shareholder, experienced any other event or condition of any character which has had, or could reasonably be expected to have, a Material Adverse Effect on China Luxuriance.
     4.13 Taxes.
     (a) China Luxuriance has properly prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to it or its operations for any period ending on or before the Closing Date and such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Laws.
     (b) All Taxes (whether or not shown on any Tax Return) payable by China Luxuriance have been fully and timely paid. The cash reserves or accruals for Taxes provided in the books and records of China Luxuriance with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been established utilizing consistently applied accounting methods and are, or prior to the Closing Date will be, sufficient for all unpaid Taxes of China Luxuriance through and including the Closing Date (including, without limitation, with respect to any Taxes resulting from the transactions contemplated by this Agreement).
     (c) Neither China Luxuriance nor any Person on behalf of or with respect to China Luxuriance has executed or filed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax which is presently effective. No power of attorney on behalf of China Luxuriance with respect to any Tax matter is currently in force.
     (d) China Luxuriance is not a party to any Tax-sharing agreement or similar arrangement with any other party (whether or not written), and China Luxuriance has not assumed any Tax obligations of, or with respect to any transaction relating to, any other Person, or agreed to indemnify any other Person with respect to any Tax.
     (e) No Tax Return concerning or relating to China Luxuriance or its operations has ever been audited by a government or taxing authority, nor is any such audit in process or pending, and China Luxuriance has not been notified of any request for such an audit or other examination. To the Knowledge of China Luxuriance, no claim has been made by a taxing authority in a jurisdiction where Tax Returns concerning or relating to China Luxuriance or its operations have not been filed, that it is or may be subject to taxation by that jurisdiction.
     (f) To the Knowledge of China Luxuriance, China Luxuriance has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld from employee salaries, wages and other compensation, and has paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable laws.
     4.14 Environmental Matters. No real property used by China Luxuriance presently or in the past has been used to manufacture, treat, store, or dispose of any hazardous substance and such property is free of all such substances such that the condition of the property is in compliance with applicable Environmental Laws (as defined below). To the Knowledge of China Luxuriance, China Luxuriance is in compliance with all laws, regulations and other foreign, domestic, federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic or hazardous substance (including, without limitation, asbestos, radioactive material and pesticides) (the “Environmental Laws”) applicable to China Luxuriance or its business as a result of any hazardous substance utilized by China Luxuriance in its business or otherwise placed at any of the facilities owned, leased or operated by China Luxuriance, or in which China Luxuriance has a contractual interest. China Luxuriance has not received any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance by China Luxuriance with any Environmental Laws, and to the Knowledge of China Luxuriance, there is no Litigation pending or threatened against China Luxuriance with respect to any violation or alleged violation of the Environmental Laws, and to China Luxuriance’s Knowledge, there is no reasonable basis for the institution of any such Litigation.
     4.15 Financial Statements. Attached hereto as Exhibit B are China Luxuriance’s Financial Statements. The Financial Statements (a) have been prepared in accordance with the books of account and records of China Luxuriance; (b) fairly present, and are true, correct and complete statements in all material respects of, China Luxuriance’s financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared utilizing consistently applied accounting principles which, overall, fairly reflect the results of operations of China Luxuriance.
     4.16 Absence of Undisclosed Liabilities. Other than as disclosed in the Financial Statements, China Luxuriance does not have any Liabilities. Neither China Luxuriance nor the China Luxuriance Shareholder has any Knowledge of any circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of China Luxuriance.
     4.17 Employment Agreements; Employee Benefit Plans and Employee Payments. China Luxuriance is not a party to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which China Luxuriance currently has an obligation to provide benefits to any current or former employee, officer, director, consultant or advisor of China Luxuriance (collectively, “Benefit Plans”). China Luxuriance will not have any directors, officers or employees as of the Closing Date to whom any compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation) is now or will be thereafter payable. Further, China Luxuriance is not a party to any employment agreement which could result in the payment to any current, former or future director, employee, consultant or advisor of China Luxuriance of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee, director, consultant or advisor as a result of the transactions contemplated by this Agreement, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

     4.18 Intellectual Property.
     (a) There is no Intellectual Property owned by China Luxuriance.
     (b) China Luxuriance has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that China Luxuriance must license or refrain from using any intellectual property rights of any third party).
     4.19 Properties. China Luxuriance has good, clear and marketable title to all the tangible properties and tangible assets which are material to China Luxuriance’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens and encumbrances.
     4.20 Disclosure. No representation or warranty of China Luxuriance or the China Luxuriance Shareholder contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of China Luxuriance or the China Luxuriance Shareholder to the Company pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide the Company with full and proper information as to the business, financial condition, assets, liabilities, or results of operation of China Luxuriance and the value of the properties or the ownership of China Luxuriance.
ARTICLE V
Additional Agreements
     5.1 Survival of the Representations and Warranties. The representations and warranties and covenants set forth in Article III and Article IV of this Agreement shall survive the Closing until the expiration of two (2) years from the Closing Date, provided, however, that in the case of fraud or any representation or warranty of China Luxuriance or the China Luxuriance Shareholder as to title of the China Luxuriance Common Stock, Taxes, Environmental Laws and Benefit Plans, the representations and warranties shall survive the Closing until the expiration of three (3) years.
     5.2 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document required to be delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement; provided, that any knowledge or materiality qualifications contained herein shall be applicable to such other documents.

     5.3 China Luxuriance’s Indemnification. The Company agrees to indemnify and hold harmless China Luxuriance and each of China Luxuriance’s directors, officers, employees, Affiliates and agents from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “China Luxuriance Loss”) which is caused by or arises out of: (a) any breach or default in the performance by the Company of any covenant or agreement made by the Company in this Agreement; (b) any breach of any representation or warranty made by the Company in this Agreement; and (c) any and all Litigation incident to any of the foregoing.
     5.4 Limitations on China Luxuriance’s Indemnification from the Company. Notwithstanding anything contained herein to the contrary, China Luxuriance shall not be entitled to indemnification from the Company for a China Luxuriance Loss under the provisions of Section 5.3 hereof, unless and until the aggregate amount of all China Luxuriance Losses under Section 5.3 shall have exceeded US$100,000, in which event China Luxuriance shall be entitled to such indemnification from the Company for all of the China Luxuriance Loss; provided, that the amount of any China Luxuriance Loss for which indemnification is provided under Section 5.3 hereof shall be net of any amounts recovered by China Luxuriance under insurance policies with respect to such China Luxuriance Loss from the Company. China Luxuriance shall in a timely fashion submit a claim to its insurance carrier with respect to any China Luxuriance Loss from the Company for which the Company is obligated to provide indemnification to China Luxuriance hereunder.
     5.5 The Company’s Indemnification. China Luxuriance and the China Luxuriance Shareholder, jointly and severally, agree to indemnify and hold harmless the Company, and each of its current and former directors, officers, employees, Affiliates and agents from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “Company Loss”) which is caused by or arises out of: (a) any breach or default in the performance by China Luxuriance or the China Luxuriance Shareholder of any covenant or agreement made by China Luxuriance or the China Luxuriance Shareholder in this Agreement; (b) any breach of any representation or warranty made by China Luxuriance or the China Luxuriance Shareholder in this Agreement; and (c) any and all Litigation incident to any of the foregoing.
     5.6 Limitations on the Company’s Indemnification. Notwithstanding anything contained herein to the contrary, the Company shall not be entitled to indemnification for a Company Loss under the provisions of Section 5.5 hereof, unless and until the aggregate amount of all Company Losses under Section 5.5 shall have exceeded US$100,000, in which event the Company shall be entitled to such indemnification from China Luxuriance and the China Luxuriance Shareholder for all Company Losses; provided, that the amount of any Company Losses for which indemnification is provided under Section 5.5 hereof shall be net of any amounts recovered by the Company under insurance policies with respect to such Company Loss. The Company shall in a timely fashion submit a claim to its insurance carrier with respect to any Company Losses for which China Luxuriance and the China Luxuriance Shareholder are obligated to provide indemnification to the Company hereunder. The aggregate indemnification from China Luxuriance and the China Luxuriance Shareholder for all Company Losses

(including those which are caused by or arise out of any fraudulent act of China Luxuriance or the China Luxuriance Shareholder) shall not exceed an amount equal to the Sale Consideration.
     5.7 Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”.
     (a) An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within thirty (30) calendar days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.
     (b) The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party, proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.
     (c) The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.
     With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.
ARTICLE VI
Closing; Deliveries; Conditions Precedent
     6.1 Closing; Effective Date. All proceedings taken and all documents executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.
     6.2 Deliveries
     (a) At Closing, the Company shall deliver the following documents to the China Luxuriance Shareholder:
          (i) the Sale Consideration as set forth in Section 2.1(a);
          (ii) a certificate, dated the Closing Date, of an officer of the Company setting forth that authorizing resolutions were adopted by the Company’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
          (iii) the certificate referred to in Section 6.3(d); and
          (iv) such other documents and instruments as the China Luxuriance Shareholder may reasonably request.
     (b) At Closing, China Luxuriance and the China Luxuriance Shareholder shall deliver the following documents to the Company:

          (i) the certificate(s) representing all of the outstanding China Luxuriance Common Stock to be delivered to the Company duly endorsed by the China Luxuriance Shareholder;
          (ii) a certificate from the British Virgin Islands authorities, as of a recent date, as to the good standing of China Luxuriance;
          (iii) a certificate, dated the Closing Date, of an officer of China Luxuriance setting forth that authorizing resolutions were adopted by China Luxuriance’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, along with an executed copy of the foregoing authorizing resolutions attached thereto;
          (iv) the favorable legal opinion of King & Wood, PRC counsel to China Luxuriance and the China Luxuriance Shareholder, as to, among other matters, the legality and enforceability of the Cooperation Agreements under the laws of the People’s Republic of China and the legality of the corporate organizational structure of China Luxuriance;
          (v) the Financial Statements referred to in Section 4.15;
          (vi) the certificates referred to in Section 6.4(d);
          (vii) the executed letters of resignation of all executive officers and directors of China Luxuriance dated as of the Closing Date; and
          (viii) such other documents and instruments as the Company may reasonably request.
     6.3 Conditions Precedent to the Obligations of China Luxuriance and the China Luxuriance Shareholder. Each and every obligation of China Luxuriance and the China Luxuriance Shareholder to consummate the transactions described in this Agreement and any and all liability of China Luxuriance to the Company shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent:
     (a) Representations and Warranties True. Each of the representations and warranties of the Company contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.
     (b) Performance. The Company shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them on or prior to the Closing Date.
     (c) No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has materially adversely affected or may materially adversely affect in any respect the condition (financial or otherwise) of the Company between the date of execution of this Agreement and the Closing Date.
     (d) The Company’s Certificate. The Company shall have delivered to China Luxuriance a certificate dated the Closing Date, certifying that the conditions specified in Sections 6.3(a), (b) and (c) above have been fulfilled and as to such other matters as China Luxuriance or the China Luxuriance Shareholder may reasonably request.
     (e) Consents. The Company shall have obtained all authorizations, consents, waivers and approvals as may be required to consummate the transactions contemplated by this Agreement.
     6.4 Conditions Precedent to the Obligations of the Company. Each and every obligation of the Company to consummate the transactions described in this Agreement and any and all liability of the Company to China Luxuriance shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent:
     (a) Representations and Warranties True. Each of the representations and warranties of China Luxuriance and the China Luxuriance Shareholder contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date.
     (b) Performance. China Luxuriance shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (c) No Material Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has adversely affected or may adversely affect in any respect the condition (financial or otherwise) of China Luxuriance between the date of execution of this Agreement and the Closing Date.
     (d) China Luxuriance and the China Luxuriance Shareholder Certificates. China Luxuriance and the China Luxuriance Shareholder each shall have delivered a certificate addressed to the Company, dated the Closing Date, certifying that the conditions specified in Sections 6.4(a), (b) and (c) above have been fulfilled.
     (e) Consents. China Luxuriance shall have obtained all authorizations, consents, waivers and approvals as may be required to consummate the transactions contemplated by this Agreement, including but not limited to those with respect to any material agreement of China Luxuriance.
     (f) Due Diligence Review. The Company shall have completed its due diligence investigation of China Luxuriance to its satisfaction, in its sole and absolute discretion.

     (g) Financial Statements. China Luxuriance shall have delivered to the Company China Luxuriance’s Financial Statements. The Financial Statements shall: (a) have been prepared in accordance with the books of account and records of China Luxuriance; (b) fairly present, and be true, correct and complete statements in all material respects of, China Luxuriance’s financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared utilizing consistently applied accounting principles which, overall, fairly reflect the results of operations of China Luxuriance.
     (h) Resignations. China Luxuriance shall have delivered the executed letters of resignation of all executive officers and directors of China Luxuriance dated and effective as of the Closing Date.
     6.5 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use its respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.
ARTICLE VII
Covenants
     7.1 General Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any of the Confidential Information except in connection with this Agreement, and unless there is a closing on the Sale, deliver promptly to the owner of such Confidential Information or destroy, at the request and option of the owner of the Confidential Information, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the affected Party promptly of the request or requirement so that the affected Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its commercially reasonable efforts to obtain, at the request of the affected Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the affected Party shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.
     7.2 General. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other

Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article V).
ARTICLE VIII
Miscellaneous
     8.1 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses as follows (or at such other addresses as shall be specified by the parties by like notice):

If to the Company:	Qiao Xing Universal Telephone, Inc.
Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong,
People’s Republic of China 516023

Attn: Rui Lin WU, Chairman

Telephone: (011) 86-752-2820-268
Facsimile: (011) 86-752-2820-268

With a copy to:	Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 250
Greenwood Village, Colorado 80111

Attn: Andrew N. Bernstein, Esq.

Telephone: 303-770-7131
Facsimile: 303-770-7332

If to China Luxuriance or
The China Luxuriance Shareholder:	China Luxuriance Jade Company, Ltd.
20/F., No. 633 King’s Road
North Point, Hong Kong

Attn: Rui Lin WU, Chairman

Telephone: (011) 852-3900-1000
Facsimile: (011) 852-3900-1001

     Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the third business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier.
     8.2 Entire Agreement; Incorporation. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein contain every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein. All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.
     8.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.
     8.4 Assignment. This Agreement may not be assigned by any party without the written prior consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     8.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the party against whom such waiver, extension or amendment is sought to be charged. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.
     8.6 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as otherwise provided herein.

     8.7 Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.
     8.8 Expenses. Except as otherwise provided herein, each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.
     8.9 Headings. The table of contents and the section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.
     8.10 Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the People’s Republic of China, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in any such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
     8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding.
     8.12 Remedies Exclusive. Except in the case of fraud or equitable remedies expressly provided for herein, the parties acknowledge and agree that the indemnification provisions set forth in Article V of this Agreement constitute the parties’ sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.
     8.13 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the People’s Republic of China, without reference to the choice of law principles thereof.

     8.14 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of the People’s Republic of China. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the People’s Republic of China by virtue of a failure to perform an act required to be performed in the People’s Republic of China and irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of the People’s Republic of China for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the People’s Republic of China, and further irrevocably waive any claim that any suit, action or proceeding brought in the People’s Republic of China has been brought in an inconvenient forum.
     8.15 Participation of Parties. The parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     8.16 Further Assurances. The parties hereto shall deliver any and all other instruments or documents reasonably required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer full and complete ownership of the shares of China Luxuriance Common Stock free and clear of any liens or encumbrances.
     8.17 Publicity. No public announcement or other publicity concerning this Agreement or the transactions contemplated hereby shall be made without the prior written consent of the Company as to form, content, timing and manner of distribution. Nothing contained herein shall prevent any party from making any filing required by foreign, federal or state securities laws or stock exchange rules.
     8.18 No Solicitation. Neither China Luxuriance, the China Luxuriance Shareholder nor the Company shall authorize or permit any of its officers, directors, agents, representatives, managers, members, agents, or advisors to solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving China Luxuriance, the China Luxuriance Shareholder or the Company, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Sale or which would or could be expected to dilute the benefits to each of the parties of the transactions contemplated hereby. China Luxuriance, the China Luxuriance Shareholder and the Company will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.
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     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

QIAO XING UNIVERSAL TELEPHONE, INC.		CHINA LUXURIANCE JADE COMPANY LTD.

By:	/s/RUI LIN WU Rui Lin WU	By:	/s/RUI LIN WU Rui Lin WU
	Chairman		Chairman

THE CHINA LUXURIANCE SHAREHOLDER

/s/RUI LIN WU

Rui Lin WU

EXHIBIT A
THE COOPERATION AGREEMENTS
REFERENCED IN SECTION 4.10

Exhibit A-1
Project Moly
Chi Feng Hao Zhou Mining Co., Ltd.
And
Chi Feng Zhong Tai Mining Co., Ltd.
Long-term Cooperation Agreement
November 27, 2008

Long-term Cooperation Agreement
This Long-term Cooperation Agreement (“This Agreement”) is entered into on November 27, 2008 in Beijing by the following parties:
Party A: Chifeng Haozhou Mining Co., Ltd. (Supplier)
Registered Address: South of Daming Street and West of Tianyi Road, Xincheng District, Chifeng City (Third floor of Fortune Plaza, Tower B)
Party B: [Chi Feng Zhong Tai Mining Co., Ltd. (Buyer)]
Registered Address: [Third floor of Baisite Fortune Plaza, Tower B, Xincheng District, Chifeng City]
The parties hereunder are separately referred to as a “Party” and collectively referred to as the “Parties”.
WHEREAS:
1. Party A is a limited liability company that is legally incorporated under the laws of the People’s Republic of China (“PRC”), and Party A intends to engage in the business of exploiting and mineral processing of copper and molybdenum minerals and other related metallic minerals.
2. An enormous amount of funding shall be needed by Party A for the business operation and the construction of the mine, and such funding need to be obtained through stable means and in timely manners.
3. In order to avoid the adverse impact on the operation of the company that is caused by the price fluctuation and slow sale of the Agreement Product (defined below), Party A also wishes to establish a long-term cooperation relationship with a business partner that is experienced in mining business operation to obtain stable income;
4. Party B is a limited liability company that is legally incorporated under the laws of the PRC, which has vast experience and operation capacity with respect to the mineral resources market and mineral resources trade.
5. Party B also possesses a fair amount of idle fund and wishes to make best use of such idle fund through the establishment of a long-term commercial and trade partnership with cooperating partners in the mineral resources industry, and wishes to increase its operating revenue.
In accordance with the Contract Law and other relevant laws and regulations of the

PRC, the Parties now enter into this agreement through equal consultation and agree as follows.
Article 1 General Agreement
1.1.	Party A agrees that, during the valid term of this Agreement, Party A shall sell to Party B copper and molybdenum minerals, fine powder and/or other related metallic minerals and fine powder product (“Agreement Product”) that Party A manufactures to Party B in accordance with the quantity and variety that Party B requests. Party A and Party B further agree that, Party A has the obligation to sell all of the Agreement Product it manufactures to Party B and Party B has the right to require Party A to sell all of the Agreement Product it manufactures to Party B. Party A shall use its best efforts to satisfy the requirements made by Party B, provided that such requirements are allowed under the current laws and regulations.

1.2.	Party B hereby agrees that it shall make an advance payment of accumulatively not more than RMB three hundred millions (RMB 300,000,000) Yuan based on the actual needs of Party A (hereinafter referred to as “Party B Advancement Payment”) within two (2) months from the effectiveness of this Agreement, provided that Party A shall carry out its obligations hereunder continuously and appropriately; Party A agrees and promises that it shall reasonably utilize Party B Advancement Payment, and shall utilize such Party B Advancement Payment exclusively for the purposes of mine exploration.infrastructure, exploition and production of the Agreement Products. Such Party B Advancement Payment shall be used to set off a portion of the payment made by Party B to Party A in the transactions hereafter (“hereinafter referred to as “Product Prices”). No additional payment shall be made by Party B to Party A (including but not limited to the Product Prices contained under Article 2, Article 3 and Article 4 hereunder), until the Party B Advancement Payment has been completely set off against the Product Prices.

1.3.	Whereas Party B shall pay Party A such an enormous amount of advance payment, Party A agrees to procure its shareholders to pledge all of their shares of Party A to Party B, and Party A also agrees to procure its shareholders to make the relevant record filing with the local administration of industry and commerce for such pledged shares. The details of said share pledge agreement can be seen as Exhibit 1.3.

1.4.	Without the prior written consent by Party B, Party A cannot provide any Agreement Product to any third party other than Party B by any means unless it

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is a mandatory requirement under the current laws and regulations.

1.5.	Party A agrees that, within 210 days from the execution of this Agreement, it shall obtain all the necessary qualification and approval documents for the exploitation and dressing from the competent government authorities, including but not limited to: mining certificate, approval for project investment regarding facilities selection for mines, approval for the environmental impact report, environmental protection and inspection investigation report upon completion of project, safe production certificate and all the other relevant qualifications and approvals.
Article 2 Calculation of the Price of the Product
2.1.	Both Parties agree that, when carrying out each specific sales transaction for the Agreement Product according to Party B’s requirements, the unit price, quantity and total price of the Agreement Product shall be subject to the numbers provided in the procurement order for each specific sales transaction; in light of the fact that the advance payment made to Party A by Party B under Article 1.2 of this Agreement increases the cash flow of Party A, satisfies the manufacturing and construction needs of Party A for certain stage, and helps Party A moving forward in a better direction, Party A hereby agrees that the prices for the Agreement Product contained in the procurement orders for each specific sales transaction could be determined by Party B, provided that Party A can realize a profit rate of not more than 2%.
Article 3 Payment of the Product Price
3.1	Both Parties agree that, when carrying out each specific sales transaction, the price, payment method, payment term of the Agreement Product shall be subject to the procurement order signed by both Parties for each sales transaction, and such price, payment method and payment term shall be determined by Party B based on the principle of fairness, and Party B shall notify Party A in writing in advance of such price, payment method and payment term.

3.2	Party B shall pay for the transaction payment through bank wire transfer or other commonly used methods in the industry according to the relevant stipulations hereunder.

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Article 4 Transportation and Delivery of the Product
4.1	Time for Shipment and Delivery of the Product: Party A shall ship the product within five (5) business day(s) to Party B from the date of (1) the receipt of the procurement order placed by Party B and (2) the receipt of payment 10% of the product price payment made by Party B.

4.2	Transportation: The Parties agree that Party B shall be responsible for the transportation arrangement of the Agreement Product.

4.3	Fee for the Transportation: Party B shall be responsible for all transportation fees.
Article 5 Standard of the Product Quality
5.1	Both Parties understand and agree that the quality standard of the Agreement Product shall be as that attached in Exhibit 5.1.

5.2	Both Parties understand and agree that Party B shall enter into a prior written agreement with Party A if Party B has any special requirement on the quality of the Agreement Product.
Article 6 Inspection and Acceptance of the Product
6.1	Both Parties agree that Party B shall check and inspect the goods according to the quality standard of the product stipulated in Article 5 of this Agreement when picking up the goods (“Inspection of Goods”). The detailed procedure for the Inspection of Goods is as follows:
(1)	Sampling: Party A and Party B shall randomly select a comprehensive sample from the Agreement Product delivered at that batch and divide the comprehensive sample into three samples, among which the first sample shall be retained for inspection by Party A, the second sample shall be retained for inspection by Party B and the third sample shall be jointly sealed by Party A and Party B as the sample for arbitration;

(2)	Testing: Party A and Party B shall test the sample that is obtained from the Agreement Product respectively. ;

(3)	Comparison of the Testing Results: Party A shall compare its testing results with those of Party B. If the difference between the two

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comparison results are within the ordinary permissible range for error as defined under Exhibit 6.1 (3), then both Party A and Party B shall settle the account according to the settlement standard agreed upon under this Agreement; if the difference between the two comparison results exceed the normal permissible range for error as defined under Exhibit 6.1 (3), then Party A and Party B shall submit the arbitration sample they jointly sealed to the arbitration authorities [with relevant National testing qualification] for arbitration.

(4)	Arbitration: after the arbitration authorities [which has the relevant National testing qualification] conduct testing on the product quality for the sample that is obtained from the Agreement Product jointly sealed by both Party A and Party B, Party A and Party B shall decide the product quality of the Agreement Product delivered for this batch according to the arbitration testing results, and shall settle the payments accordingly.
Article 7 The Validity and Term of the Agreement
7.1	This Agreement is executed on the date first written above and shall become effective simultaneously.

7.2	Both Parties understand and agree that, the term of this Agreement is eighteen (18) years and after the expiration of this Agreement, this Agreement will automatically renew for another ten (10) years if either party fails to object to renewal in writing or fails to express such intent of objection to the renewal.
Article 8 Liabilities for Breach
8.1	Deferred Delivery: If Party A fails to deliver the product before the performance deadline as provided in the procurement order for each individual sales transaction as agreed by the Parties, Party A shall pay to Party B a late fee at a rate of 0.05 % of the total amount of the payment for each day of late delivery.

8.2	Deferred Payment: If Party B fails to make payment for the products in accordance with the stipulations under Article 3 of this Agreement to Party A, then Party B shall pay to Party A for a late fee at a rate of 0.05 % of the total amount of payment for the product for each day of late payment.

8.3	If any Party breaches this Agreement and makes this Agreement unenforceable or causes damages to the other Party, the breaching Party shall assume responsibility and compensate for the loss accordingly.

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Article 9 Representations and Warranties
9.1	Both Parties are legally incorporated and validly existing legal entities, which are entitled to engaging in the current business, executing this agreement and performing its relevant obligations hereunder. Party A holds the relevant mining certificate (as shown in Exhibit 9.1) which is necessary for the business operation of mineral mine (such mine’s location is at Er Dao Ying Zi, Ba Lin Zuo Qi Si Fang Cheng Xiang, Chifeng City, Inner Mongolia) when executing this Agreement, and Party A undertakes to obtain the relevant qualification and approval documents for the exploitation and dressing of mineral mine mentioned above within 210 days from the execution of this Agreement.

9.2	The execution, performance or completion of the transaction stipulated herein does not violate any laws, regulations, rules, judgments or other provisions applying to or restricting either party, nor does such execution, performance or completion constitutes a breach of any agreements where either party is a party or any other agreements.

9.3	Both Parties hereby confirm that this Agreement is based on the principles of equality and mutual benefit and the provisions herein are fair and reasonable. This Agreement constitutes the entirety of all the subject matters for both Parties under this Agreement.

9.4	This Agreement will become effective and enforceable immediately upon execution by both Parties.
Article 10 Force majeure
10.1	If either Party cannot fully or partially perform the obligations hereunder for the reason of force majeure, the performance of such obligation shall be suspended during the period of force majeure event, and such non-performance shall not be deemed as a breach of contract and such party shall not be liable for breach of contract for such non-performance.

10.2	Upon the occurrence of the force majeure event provided in Article 10.1, the party alleging to be affected shall, within ten (10) business days since the occurrence of the event, notify the other party about the force majeure event and the extent of possible impact on the other party, by telegram, facsimile or telex, and shall provide the other party with proper evidence for the force

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majeure event and its lasting period, via courier or registered mail, within fifteen (15) business days since the happening of the force majeure event. Meanwhile, the Party alleging to be affected has the obligation to use all reasonable efforts to eliminate or minimize the impact and damage caused by such force majeure event.

10.3	Both Parties shall immediately resume performing their respective obligations when the force majeure event stipulated in Article 10.1 terminates. If the force majeure event lasts for thirty (30) business days or more and still doesn’t disappear, then the Parties shall engage in friendly consultation, and modify or terminate this Agreement according to the practical situation.
Article 11 Applicable Law and Dispute Resolution
11.1	This agreement is governed and interpreted by the laws in the PRC.

11.2	Any dispute arising from the interpretation and performance of this agreement shall be first settled by friendly consultation between the Parties. If the dispute cannot be solved within thirty (30) days since the start of the consultation or for any other longer period which both Parties agree, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration according to the rules in Beijing. The arbitration award will be final and shall be binding upon both Parties hereto. Both Parties agree to be bound by the award and carry out the award accordingly. When any dispute arises or the arbitration for any dispute is still pending, both Parties shall have the rights and obligations to exercise the remaining rights and obligations of this Agreement except for the matters that are in dispute.
Article 12 Notice
12.1	All notices under this Agreement shall be made in writing to the contact person of the Parties listed below via facsimile, registered mail or overnight courier. All notices/clarifications shall be deemed to be made on the date when the fax is sent (with proper fax confirmation) or when the registered mail or courier is received.

The addresses and fax numbers for the Parties are as follows:

Party A: Chifeng Haozhou Mining Co., Ltd.

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Address: South of Daming Street and West of Tianyi Road, Xincheng District, Chifeng City (Third floor of Fortune Plaza, Tower B)

Post Code: 024000 Tel: 86-0476-8823001 Fax: 86-0476-8823615 Contact Person: WU Ruilin

Party B: Chi Feng Zhong Tai Mining Co., Ltd.

Address: Third floor of Baisite Fortune Plaza, Tower B, Xincheng District, Chifeng City

Post Code: 024000

Tel: 86-476-8823002

Fax: 86-476-8823010

Contact Person: WANG Zhentian
12.2 Either party shall inform, in writing, the other Party of any change of the aforesaid contact information according to the provision of this Article as soon as possible.
Article 13 Miscellaneous
13.1	Modification and Supplement to this Agreement: both Parties shall modify and supplement this Agreement in the form of a written agreement. The modification and supplementary agreements to this Agreement, upon proper execution by the Parties, are integral part of this Agreement, and shall have the same legal force and effect as this Agreement.

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13.2	Any modification or supplement to this Agreement shall be made by the authorized representatives of the Parties in writing.

13.3	In light of the fact that this Agreement is a long-term and resources based cooperation agreement, and involves a large amount of transactions and transportation for resources product, if, during the performance of this Agreement, the Parties need to make further arrangement or agreement with respect to the specifications of the performance, the Parties shall timely make such arrangement or reach an agreement on the principle of good faith and according to the industry practice.

13.4	In light of the fact that Party B shall make an enormous amount of advance payment to Party A, the successful and continued performance of this Agreement is of great significance to Party B, Party A hereby agrees to procure proper protective measures for the performance of this Agreement.

13.5	This Agreement is written in Chinese in four (4) copies, which shall have the same legal effect. Party A and Party B shall each hold two (2) copies.
(The remainder of this page is intentionally left blank)

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Exhibit 1.3 Share Pledge Agreement

Exhibit 5.1 Quality Standard of the Agreement Product
(Quality Standard for Molybdenum Concentrate GB3200—82  )

		Mo(%)
		Not
		less	The content of is impurities not bigger than (%)
Class	Type	than	SIO2	As	Sn	p	Cu	Pb	CaO
Second class	1st Type	45	12.0	0.07	0.07	0.07	0.30	0.50	3.30
	2nd Type	45	13.0	0.06	0.06	0.04	0.30	0.30	2.00
	3rd Type	45	6.0	0.25	0.15	0.15	1.50	1.50	2.00
Note 1: The first and second types in the table adopts the floatation method to manufacture molybdenum concentrate, the third type is the molybdenum concentrate product that is comprehensively recycled from tungsten, tin, molybdenum and other metallic minerals.
Note 2: Party A and Party B confirm that the quality of the Agreement Product shall be determined after the Inspection of Goods procedure is completed under Article 6 of this Agreement.

Exhibit 6.1(3) Ordinary Permissible Range for Error
     1. When using the gravimetric method to test the overall contents of oil and water, the difference between the Party A’s testing result and Party B’s result shall not be bigger than the figures listed in the ordinary permissible range for error under table 1 below:
Table 1

Contents of oil and water	Ordinary permissible range for error
0.10 ~ 0.50	0.05
>0.50 ~ 2.00	0.10
>2.00 ~ 5.00	0.20
>5.00 ~ 10.00	0.40
>10.00 ~ 20.00	0.60
     2. When using the lead molybdate gravimetric method to test the content of molybdenum, the difference between the Party A’s testing result and Party B’s result shall not be bigger than the figures listed in the ordinary permissible range for error under table 2 below:
Table 2

The weight percentage of molybdate /%	Ordinary permissible range for error/%
40 ~ 50	0.35
>50	0.40

Exhibit 9.1 Mining Right Certificates
A. The exploration certificate for mining that Party A holds when executing this Agreement.
B. Party A promises that, within 210 days from the execution of this Agreement, it shall obtain from the competent government authorities the following documents for the mine located at Er Dao Ying Zi, Ba Lin Zuo Qi Si Fang Cheng Xiang, Chifeng City, Inner Mongolia:
1.	mining certificate;

2.	approval for project investment regarding facilities selection for mines;

3.	approval for the environmental impact report;

4.	environmental protection and inspection investigation report upon completion of project, and

5.	safe production certificate.

(This page is a signature page for the “Supplemental Agreement to Long-term Cooperation Agreement”.)

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Exhibit A-2
Supplemental Agreement to Long-term Cooperation Agreement
This Supplemental Agreement to Long-term Cooperation Agreement (“This Supplemental Agreement”) is entered into on November 28, 2008 in Beijing by the following parties:
Party A: Chifeng Haozhou Mining Co., Ltd. (Supplier)
Registered Address: South of Daming Street and West of Tianyi Road, Xincheng District, Chifeng City (Third floor of Fortune Plaza, Tower B)
Party B: [Chi Feng Zhong Tai Mining Co., Ltd. (Buyer)] Registered Address: [Third floor of Baisite Fortune Plaza, Tower B, Xincheng
District, Chifeng City]
The parties hereunder are separately referred to as a “Party” and collectively referred to as the “Parties”.
WHEREAS:
1. Party A is a limited liability company that is legally incorporated under the laws of the People’s Republic of China (“PRC”), and Party A intends to engage in the business of exploiting and mineral processing of copper and molybdenum minerals and other related metallic minerals.
2. Party B is a limited liability company that is legally incorporated under the laws of the PRC, which has vast experience and operation capacity with respect to the mineral resources market and mineral resources trade.
3. Party A and Party B on [ ], 2008 entered into a Long-term Cooperation Agreement (“Long-term Cooperation Agreement”), which sets forth the long-term cooperation relationship between Party A and Party B.
In accordance with the Contract Law and other relevant laws and regulations of the PRC, the Parties now enter into this agreement through equal consultation and agree as follows.
Article 1
Party A and Party B fully understand and agree that, in light of the fact that the advance payment made to Party A by Party B under Article 1.2 of Long-term Cooperation Agreement increases the cash flow of Party A, satisfies the manufacturing and construction needs of Party A for certain stage, and helps Party A

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moving forward in a better direction, Party A hereby agrees that the prices for the Agreement Product defined in the Long-term Cooperation Agreement and contained in the procurement orders for each specific sales transaction could be determined by Party B, provided that Party A can sell the Agreement Product defined in the Long-term Cooperation Agreement at a price of not less than the cost of the Agreement Product.
The definition of cost mentioned in the Long-term Cooperation Agreement and This Supplemental Agreement should be: All the cash cost occurred by Party A since the signature of This Supplemental Agreement.
Article 2
Party B agreed to invest all plants and equipments necessary to satisfy the manufacturing and construction after the signature of This Supplemental Agreement. Party A agreed that all the cash flows generated from the operation of the mine and the disposal of plants and equipments will belong to Party B.
Article 3
This Supplemental Agreement constitutes a supplement to the Long-term Cooperation Agreement and has equivalent legal force as the Long-term Cooperation Agreement. Where the provisions of this Supplemental Agreement are not consistent with the provisions of the Long-term Cooperation Agreement, the provisions of this Supplemental Agreement shall apply; where the provisions of this Supplemental Agreement are not inconsistent with the provisions of the Long-term Cooperation Agreement, the provisions of the Long-term Cooperation Agreement shall apply.
(The remainder of this page is intentionally left blank)

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(This page is a signature page for the “Long-term Cooperation Agreement”.)

EXHIBIT B
FINANCIAL STATEMENTS OF CHINA LUXURIANCE
REFERENCED IN SECTION 4.15

China Luxuriance Jade Company Ltd and its Subsidiaries
Condensed Consolidated Profit and Loss Account
For eleven months ended 30 November

	2008
	RMB	US$
Net sales	—	—
Cost of goods sold	—	—

Gross profit	—	—
Operating expenses:
General and administrative expenses	(1,334,777)	(191,814)
Total operating expenses	(1,334,777)	(191,814)

Income from operation	(1,334,777)	(191,814)
Non-operating income (expenses):	—	—
Interest income	338	49
Net non-operating income (loss)	338	49

Income before income tax	(1,334,439)	(191,766)
Provision for income tax		—

Income before minority interests	—	—
Minority interest	—	—

Net income (loss) before extraordinary items	—	—
Extraordinary items:	—	—

Net income (loss)	(1,334,439)	(191,766)

Retained earnings (deficits) b/f	(395,080)	(56,775)
Retained earnings (deficits) c/f	(1,729,519)	(248,541)

China Luxuriance Jade Company Ltd and its Subsidiaries
Condensed Consolidated Balance Sheet

	November, 30
	2008
	RMB	US$
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4,797,307	702,861
Inventories	807,762	118,346
Prepaid expenses	212,273	31,100
Other receivables	2,302,923	337,405
Due from related parties	41,282,794	6,048,407

TOTAL CURRENT ASSETS	49,403,059	7,238,119

NON-CURRENT ASSETS		—
Fixed assets, net	3,128,895	458,419
Construction-in-progress	91,248,340	13,368,937
Intangible assets	78,200,000	11,457,204

TOTAL NON-CURRENT ASSETS	172,577,235	25,284,560

TOTAL ASSETS	221,980,294	32,522,679

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY		—
CURRENT LIABILITIES		—
Other payables	45,790,258	6,708,802
Accrued liabilities	117,808	17,260
Due to related parties	46,552,728	6,820,513
Taxation payable	1,283	188

TOTAL CURRENT LIABILITIES	92,462,077	13,546,763

LONG-TERM LIABILITIES		—

TOTAL NON-CURRENT LIABILITIES	—	—

TOTAL LIABILITIES	92,462,077	13,546,763

MINORITY INTEREST	—	—
SHAREHOLDERS’ EQUITY
Share capital	131,247,736	19,229,311
Cumulative translation adjustments	—	(4,854)
Retained earnings (deficits)	(1,729,519)	(248,541)

TOTAL SHAREHOLDERS’ EQUITY	129,518,217	18,975,916

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	221,980,294	32,522,679

EXHIBIT C
FORM OF OPINION OF COUNSEL OF CHINA LUXURIANCE
REFERENCED IN SECTION 6.2(b)(iv)

Legal Opinion
To: Qiao Xing Universal Telephone, Inc.
Date: February 19, 2009
Dear Sirs,
This firm is a law firm duly approved by the competent authorities and established in the People’s Republic of China (“PRC”, for the purpose of this legal opinion, the expression “PRC” used herein shall exclude Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) under PRC laws and regulations, and is qualified to provide PRC legal services. We have been requested by Qiao Xing Universal Telephone, Inc. to issue and deliver this legal opinion under PRC laws and regulations in relation to the captioned matters.
This legal opinion is made on the basis of the documents provided by Qiao Xing Universal Telephone, Inc. and Mr. Wu Ruilin, Ms. Yu Lulu, Chifeng Haozhou Mineral Company, Ltd. (“Haozhou Co”), China Luxuriance Jade Company Limited. (“Luxuriance Jade Co”), Huizhou Taiherui Information Technology Co., Ltd. (“Taiherui Co”) and Chifeng Zhongtai Mineral Co., Ltd. (“Zhongtai Co”).
Save as expressly mentioned in this legal opinion, we did not make any independent search or investigation for the purpose of this opinion.
As used herein, (A) “PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this opinion that are currently publicly available in the PRC; and (B) “Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court,
Beijing Shanghai Shenzhen Chengdu Guangzhou Xi’an Chongqing Hangzhou Tianjin Suzhou Qingdao Silicon Valley Hong Kong Tokyo New York

tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.
I.	For the purpose of this legal opinion, we have examined the photocopies of the following documents in relation to Mr. Wu Ruilin:
a)	His PRC National Identity Card dated January 23, 2007 and issued by Huicheng Branch of Huizhou Municipal Public Security Bureau.
II.	For the purpose of this legal opinion, we have examined the photocopies of the following documents in relation to Ms. Yu Lulu:
a)	Her PRC National Identity Card dated October 24, 2005 and issued by Shinan Branch of Qingdao Municipal Public Security Bureau.
III.	For the purpose of this legal opinion, we have examined the photocopies of the following documents in relation to Haozhou Co:
a)	Its current Business License with Registration No. 1504000000051 dated March 17, 2008 and issued by Chifeng City Administration of Industry and Commerce;

b)	Its Application Form for Amendment Registration stamped on June 24, 2008;

c)	Its Tax Registration Certificate with Registration No. Nei Di Shui Zi 15040476785973-4 Hao dated September 4, 2007 and issued by Local Tax Bureau of Songshan District of Chifeng City;

d)	Its Tax Registration Certificate with Registration No. Nei Guo Shui Zi 15040476785973-4 Hao dated September 12, 2007 and issued by National Tax Bureau of Songshan District of Chifeng City;

e)	The Capital Verification Report with Reference No. Chi De Hui Yan Zi (2004) No. 14 dated November 4, 2004 issued by Chifeng De Zheng United Accounting Firm Co., Ltd.;

f)	Its Organization Code Certificate with Registration No. Zu Dai Guan 150400-013325 dated August 31, 2007 and issued by Chifeng Administration of Quality Supervision;

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g)	The Form indicating Haozhou Co’s current condition dated November 7, 2008 and issued by Chifeng City Administration of Industry and Commerce;

h)	Its Mineral Exploration License with reference No. Tl5120081002016553 dated October 9, 2008 and issued by Inner Mongolia Autonomous Region Department of Land and Resources and Chifeng Bureau of Land and Resources;

i)	Its Certificate of Approval on Storage of Dynamite with reference No. Zuo Gong Bao Zheng Zi No. 024 dated October 30, 2007 and issued by Ba Lin Zuo County Public Security Bureau;

j)	Its Certificate of Approval on Usage of Dynamite with reference No. of Zuo Gong Bao Zheng Zi No. 024 dated October 30, 2007 and issued by Ba Lin Zuo County Public Security Bureau.
IV.	For the purpose of this legal opinion, we have examined the photocopies of the following documents in relation to Luxuriance Jade Co:
a)	Its Certification of Registration of Non-Hong Kong Company with Registration No. F16307 dated July 25, 2008 and issued by Registrar of Companies of Hongkong;

b)	Its Certified Register of Directors and Register of Members dated January 19, 2008.
V.	For the purpose of this legal opinion, we have examined the photocopies of the following documents in relation to Taiherui Co:
a)	Its current Business License with Registration No. 441300400024197 dated February 5, 2009 and issued by Huizhou City Administration of Industry and Commerce;

b)	Its Certificate of Approval for Establishment of Enterprises with Foreign Investment with Approval No. of Shang Wai Zi Yue Hui Wai Zi Zheng Zi[2008]0204 Hao dated November 5, 2008 and issued by People’s Government of Guangdong Province;

c)	Its Tax Registration Certificate with Registration No. Yue Di Shui Zi 44130268063177X Hao dated November 27, 2008 and issued by Huizhou City Local Tax Bureau;

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d)	Its Tax Registration Certificate with Registration No. Yue Guo Shui Zi 44130268063177X Hao dated December 1, 2008 and issued by Huizhou City National Tax Bureau;

e)	Its Certificate of Foreign Exchange Registration with Registration No. 00254374;

f)	Its Organization Code Certificate with Registration No. Zu Dai Guan 441300-051063 dated November 13, 2008 and issued by Huizhou Administration of Quality Supervision;

g)	The Form indicating Taiherui Co’s current condition dated February 16, 2009 and issued by Huizhou City Administration of Industry and Commerce;

h)	Its Capital Verification Report for year 2009 with Reference No. Jun He Kuai Yan Zi[2009]005 Hao dated January 23, 2009 and issued by Huizhou Junhe Accounting Firm;

i)	Its Articles of Association dated October 30, 2008;

j)	Its Shareholder Resolution stamped by Luxuriance Jade Co and dated February 6, 2009.
VI.	For the purpose of this legal opinion, we have examined the photocopies of the following documents in relation to Zhongtai Co:
a)	Its current Business License with Registration No. 150404000010452 dated May 24, 2008 and issued by Chifeng City Administration of Industry and Commerce;

b)	Its Organization Code Certificate with Registration No. Zu Dai Guan 150404-003792 dated August 28, 2007 and issued by Songshan Branch of Chifeng Administration of Quality Supervision;

c)	Its Tax Registration Certificate with Registration No. Nei Di Shui Zi 15040479362473-6 Hao dated April 6, 2007 and issued by Local Tax Bureau of Songshan District of Chifeng City;

d)	Its Tax Registration Certificate with Registration No. Nei Guo Shui Zi 15040479362473-6 Hao dated April 19, 2007 and issued by National Tax Bureau of Songshan District of Chifeng City;

e)	Its Application Form for Amendment Registration stamped on February 6, 2009;

f)	Its Shareholder Resolution stamped by Huizhou Ruiying

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Communications Co., Ltd and dated February 6, 2009;
g)	Its articles of association dated February 6, 2009;

h)	The Equity Transfer Agreement entered into between Taiherui Co and Huizhou Ruiying Communications Co., Ltd and dated February 6, 2009.
VII.	It is our understanding after due inquiry that: (i) Mr. Wu Ruilin and Ms. Yu Lulu are Chinese natural persons, respectively with a Chinese Identity Card number of 350582195202073019 and 370203197901155524; (ii) Haozhou Co has been duly organized and is validly existing under the PRC Laws. The 90% ownership in the registered capital of Haozhou Co is duly owned by Mr. Wu Ruilin, and the other 10% ownership in the registered capital of Haozhou Co is duly owned by Ms. Yu Lulu. Haozhou Co as a domestic company intends to be engaged in the business of exploiting and mineral processing of copper and molybdenum minerals and other related metallic minerals; (iii) to the best of our knowledge after due inquiry, Luxuriance Jade Co is a company incorporated and existing under the Laws of the British Virgin Islands, wholly owned by Mr. Wu Ruilin.

VIII.	This legal opinion is confined to and given on the basis of the published and publicly available laws and regulations of the PRC effective as at the date hereof (“PRC law”). We do not guarantee that any change in such laws or in their interpretation after the date hereof will not affect any of the opinions expressed below. We have not investigated, and we do not express or imply any opinion on the laws of any other jurisdiction (including the laws of Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan for the purpose of this legal opinion), and we have assumed that no such other laws would affect the opinions expressed below.

IX.	Based on the foregoing examinations and assumptions and our review of the relevant documents, we are of the opinion that:

1.	The Long-Term Cooperation Agreement, entered into by Haozhou Co and Zhongtai Co on November 27, 2008 and as attached hereto as Appendix I, is valid and enforceable in accordance with relevant PRC laws and regulations. The Supplemental Agreement to Long-Term Cooperation Agreement, entered

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into by Haozhou Co and Zhongtai Co on November 28, 2008 and as attached hereto as Appendix II, is valid and enforceable in accordance with relevant PRC laws and regulations.
2.	Taiherui Co has been duly organized and is validly existing under the PRC Laws, and the 100% ownership in the registered capital of Taiherui Co is duly owned by Luxuriance Jade Co. Zhongtai Co has been duly organized and is validly existing under the PRC Laws, and the 100% ownership in the registered capital of Zhongtai Co is duly owned by the Taiherui Co.
This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.
This opinion is given solely for the benefit of the persons to whom it is addressed. It may not, without our prior written permission, be relied upon by anyone else or used for any other purpose.
Yours faithfully,
KING & WOOD PRC LAWYERS

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Appendix I
Long-Term Cooperation Agreement

Appendix II
Supplemental Agreement to Long-Term Cooperation Agreement